EXHIBIT 5.3

Clark Hill PLC
151 S. Old Woodward
Suite 200
Birmingham, MI 48009
T 248.642.9692
F 248.642.2174

clarkhill.com

July 8, 2011

USF Holland Inc.

c/o YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

RE:	Registration Statement of Form S-1

Ladies and Gentlemen:

We have acted as Michigan counsel to USF Holland Inc., a Michigan corporation (the “Guarantor”), regarding certain matters in connection with the preparation of the Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2011, under the Securities Act of 1933, as amended (the “Securities Act”), by YRC Worldwide Inc., a Delaware corporation (the “Company”), the Guarantor and the other guarantors named therein (collectively, the “Guarantors”). The Registration Statement relates to the registration of $140,000,000 in aggregate principal amount of the Company’s 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”) and $61,918,911 in aggregate principal amount of Series A Notes paid-in-kind in respect of interest on the Series A Notes (the “Additional Series A Notes”), $100,000,000 in aggregate principal amount of the Company’s 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes” and together with the Series A Notes, the “Initial Notes”) and $44,227,794 in aggregate principal amount of Series B Notes paid-in-kind in respect of interest or make whole premium on the Series B Notes (the “Additional Series B Notes” and together with the Additional Series A Notes, the “Additional Notes”, the Additional Notes together with the Initial Notes, the “Notes”), 4,999,999 shares of the Company’s Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), 5,981,137,729 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”) issuable in respect of the Series A Notes, the Additional Series A Notes, the Series B Notes, the Additional Series B Notes and the Series B Preferred Stock, and the guarantees of the Guarantors with respect to the Series A Notes, the Additional Series A Notes, the Series B Notes and the Additional Series B Notes (collectively, the “Guarantees” and together with the Series A Notes, the Additional Series A Notes, the Series B Notes, the Additional Series B Notes, the Series B Preferred Stock and the Common Shares, the “Securities”), as described in the Registration Statement.

USF Holland Inc.

July 8, 2011

The issuance of the Initial Notes, the Guarantees in respect of the Initial Notes (collectively, the “Initial Guarantees”) and the Series B Preferred Stock (collectively, the “Initial Securities”) is subject to certain conditions set forth under the caption “The Exchange Offer—Conditions to the Exchange Offer” (the “Closing Conditions”) in the prospectus forming a part of the Registration Statement (the “Prospectus”). In the event the Closing Conditions are satisfied or waived in accordance with the terms of the Prospectus, the Series A Notes and Guarantees in respect of the Series A Notes will be issued pursuant to an indenture (the “Series A Indenture”) dated as of the closing date of the exchange offer as described in the Prospectus (the “Closing Date”) by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), the Series B Notes and Guarantees in respect of the Series B Notes will be issued pursuant to an indenture dated as of the Closing Date by and among the Company, the Guarantors and the Trustee (the “Series B Indenture” and together with the Series A Indenture, the “Indentures”), and the Series B Preferred Stock will be issued pursuant to a certificate of designations filed with the Secretary of State of Delaware on or before the Closing Date.

Materials Examined

Except as described in this letter, we are not generally familiar with the Guarantor’s business, records, transactions, or activities. Our knowledge of its business, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by certificates executed and delivered to us by officers of the Guarantor in connection with this Opinion Letter. In connection with this Opinion Letter, we have examined unexecuted copies of the following documents (the “Relevant Documents”):

I.	The Series A Indenture;

II.	The Series B Indenture; and

III.	The Guarantees.

We have also examined copies, certified or otherwise identified to our satisfaction of (a) the Articles of Incorporation and Bylaws for the Guarantor listed in Exhibit A, attached hereto and made a part hereof (collectively, the “Organization Documents”); (b) the Resolutions of the Board of Directors of the Guarantor listed in Exhibit A (the “Authority Documents”); (c) the Officer’s Certificate listed in Exhibit A (the “Officer’s Certificate”); and (d) such certificates of public officials, organizational documents and records as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied upon and assumed the accuracy of such records, documents, certificates, and instruments. We have made such examination of the laws of the State of Michigan (the “State”) as we deemed relevant for purposes of this Opinion Letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State.

USF Holland Inc.

July 8, 2011

The Relevant Documents, the Authority Documents and the Organization Documents are collectively referred to herein as the “Transaction Documents.”

Scope of Opinion

Our representation of the Guarantor is limited to the transactions contemplated by the Relevant Documents and is limited to the review of the matters described herein and does not involve an overall knowledge of, or familiarity with the affairs, operations, obligations, or property of the Guarantor. We have made no search of the public records to determine the existence of any legal proceedings involving the Company or any of the Guarantors.

Assumptions

In rendering our opinions expressed below, we have assumed, without independent investigation or verification of any kind, certain facts and matters of law that are necessary to enable us to render this Opinion Letter. Those assumptions, upon which we have relied with your permission, are as follows:

(i) The genuineness of all signatures, the legal capacity and competency of natural persons executing the Transaction Documents, whether on behalf of themselves or other persons or entities, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as certified, conformed, photostatic or otherwise reproduced copies, and the authenticity of the originals of such copies.

(ii) The respective factual representations, factual statements and factual warranties in the Transaction Documents are accurate, complete and truthful, provided that we have no knowledge to the contrary.

(iii) Each of the Relevant Documents, in the form submitted to us for review, has been appropriately completed, with all appropriate schedules and exhibits attached, and all blanks appropriately filled in.

(iv) The Relevant Documents that have been or will be executed and delivered in consummation of the Transaction are or will be identical in all material and relevant respects with the copies of the Relevant Documents we have examined and on which this Opinion Letter is based.

(v) All terms and conditions of, or relating to, the transaction described in the Relevant Documents (the “Transaction”) are correctly and completely contained in the Relevant Documents, and the execution and delivery of the Relevant Documents by all parties thereto will be free of intentional or unintentional mistake, fraud, undue influence, duress or criminal activity.

USF Holland Inc.

July 8, 2011

(vi) All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this Opinion Letter.

(vii) The officers who signed the Officer’s Certificate of the Guarantor are duly elected and currently acting officers of the Guarantor.

(viii) We have not examined and render no opinion regarding any document incorporated by reference into the Relevant Documents (other than the Relevant Documents), and we have assumed, with your permission, that any such document so incorporated does not affect the opinions rendered in this Opinion Letter.

Opinions

Based on the foregoing and in reliance thereon, we are of the opinion, subject to the assumptions, limitations and qualifications set forth herein and based on the laws of the State as they are presently written and interpreted, that:

1. Based solely on the Certificate of Good Standing of the Michigan Department of Licensing and Regulatory Affairs (the “Department”), dated July 1, 2011, the Guarantor is a corporation validly incorporated, validly existing and in good standing under the laws of the State, and no Articles of Dissolution appear as filed in the Department’s records.

2. The Guarantor will have the requisite corporate power and corporate authority under State law and its Organization Documents to execute and deliver the Relevant Documents and to consummate the transactions contemplated by, and perform its obligations under, the Relevant Documents.

3. The execution and delivery of the Relevant Documents by the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Guarantor, and the performance of the Guarantor’s obligations thereunder, will be duly authorized by all requisite corporate action on the part of the Guarantor.

4. The execution and delivery of the Relevant Documents by Guarantor and the performance by Guarantor of its obligations thereunder will not conflict with or constitute or result in a breach or default under (or an event which with notice of the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of (i) the Organization Documents, or (ii) any law, rule or regulation of the State.

5. No consent, waiver, approval, authorization or order of any court or governmental authority of the State is required pursuant to any laws of the State in connection with a corporation’s execution and delivery of a guaranty or a loan indenture. No consent, waiver,

USF Holland Inc.

July 8, 2011

approval or authorization of any regulatory body of the State is required pursuant to any laws of the State in connection with Guarantor’s execution and delivery of the Relevant Documents. Based solely upon the attached Officer’s Certificate, no order of any court of the State is required pursuant to any laws of the State in connection with Guarantor’s execution and delivery of the Relevant Documents.

Limitations and Qualifications

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation.

1. Choice of Law. The opinions expressed herein are limited to the laws of the State and expressly exclude Federal law.

2. Law Considered. Our opinions are based solely on the laws of the State. However, we do not purport to address in this Opinion Letter the effect of any of the following laws on any of the opinions contained herein: law of any subdivision of government of the State; environmental laws and regulations; land use and subdivision laws and regulations; tax laws and regulations; trademark and intellectual property laws and regulations; racketeering laws and regulations; health and safety laws and regulations; labor laws and regulations; “Blue Sky” laws and regulations; antitrust and unfair competition laws and regulations; laws and regulations concerning filing and notice requirements; laws, regulations and policies concerning (i) national and local emergencies, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture; other statutes of general application to the extent they provide for criminal prosecution; slum clearance, urban renewal and farm housing; civil rights acts; and the Uniform Relocation Assistance and Real Property Acquisition Policies Act. While we believe these laws are beyond the purview of this Opinion Letter, this qualification is made to avoid any implication otherwise.

3. Reliance. This Opinion Letter is furnished to you in connection with the filing of the Registration Statement and will be incorporated by reference in the Registration Statement. This opinion may not be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof. The use or reliance upon this Opinion Letter by any other person or entity without our prior written consent is strictly prohibited.

4. Consent. We hereby consent to the filing of this Opinion Letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement with respect to the laws of the State. In giving this consent, we do not thereby admit that we are in the category of persons

USF Holland Inc.

July 8, 2011

whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Clark Hill PLC CLARK HILL PLC

USF Holland Inc.

July 8, 2011

EXHIBIT A

Organization Documents for

USF Holland Inc.

1. Articles of Incorporation of the Guarantor, as amended from time to time (“Articles”), as certified by the Bureau on April 1, 2008, and certified by the Secretary as of July 8, 2011, to be a true and complete copy of the Articles of Incorporation, as amended.

2. Bylaws of the Guarantor (“Bylaws”), as certified by the Secretary of the Guarantor as of July 8, 2011 to be a true and complete copy of the Bylaws of the Guarantor.

3. Resolutions (“Resolutions”) of the Board of Directors of the Guarantor dated May 11, 2011, as certified by the Secretary as of July 8, 2011 to be a true and complete copy of the Resolutions of the Board of Directors of the Guarantor, which Resolutions authorize the execution and delivery of the Relevant Documents by the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Guarantor.

4. Secretary’s Certificate of Jeff P. Bennett, as the Secretary of the Guarantor, dated as of July 8, 2011, certifying certain factual matters and the Articles, Bylaws and Resolutions of the Guarantor, attached hereto (the “Officer’s Certificate”).